Exhibit (a)(5)(HH)

January 15, 2019

Dear Valued Customer,

As outlined in the letter that I shared with you last week, we remain confident that we are well positioned to close the Staples transaction in early Q1. In support of that letter, I wanted to share with you all a note that I received this week from Sandy Douglas, the Chief Executive Officer at Staples, which echoes the confidence and excitement for the partnership of Essendant and Staples.

In this latest letter, he reiterates the benefits and capabilities that our customers will gain as a result of this transaction.    He also reaffirms Staples commitment to the complete protection of your proprietary data.

I want to thank you for your continued partnership and look forward to being able to support your businesses by immediately providing enhanced capabilities and benefits as a result of this combination. We will continue to keep you up to date on any relevant developments.

Sincerely,

Ric Phillips

Chief Executive Officer, Essendant

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Cautionary Statement

This letter contains forward-looking statements, including statements regarding the proposed acquisition of Essendant Inc. (“Essendant”) by an affiliate of Staples, Inc. (“Staples”). From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements often contain words such as “may,” “can,” “could,” “would,” “should,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “believes,” “seeks,” “will,” “is likely to,” “scheduled,” “positioned to,” “continue,” “forecast,” “aim,” “goal,” “target,” “predicting,” “projection,” “potential” or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements may include references to plans, objectives, events or transactions of Essendant and the expected timing of the proposed transaction with Staples and other statements that are not strictly historical in nature. These forward-looking statements are based on management’s current expectations, forecasts and assumptions and could ultimately prove inaccurate. This means the forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: uncertainties as to the timing of the tender offer closing and the subsequent merger; uncertainties as to how many Essendant stockholders will tender their shares in the offer; the possibility that competing offers will be made; the ability to receive the required consents and regulatory approvals for the proposed transaction and to satisfy the other conditions to the closing of the transaction with Staples on a timely basis or at all, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act); the occurrence of events that may give rise to a right of one or both of Essendant and Staples to terminate the merger agreement; the risk that, prior to the completion of the transaction, Essendant’s business and its relationships with employees, customers, vendors and other business partners could experience significant disruption due to transaction-related uncertainty; the risk that stockholder litigation in connection with the tender offer or the merger or other transaction-related litigation may result in significant costs of defense, indemnification and liability; negative effects of the announcement of the transaction with Staples on the market price of Essendant’s common stock and/or on its business, financial condition, results of operations and financial performance; the ability of Essendant to retain and hire key personnel; and the risks and uncertainties pertaining to Essendant’s business, including those detailed under “Risk Factors” and elsewhere in Essendant’s public periodic filings with the U.S. Securities and Exchange Commission (the “SEC”). There can be no assurance that the proposed transaction with Staples or any other transaction will in fact be consummated in the manner described or at all. Stockholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of risks and uncertainties to be exhaustive or complete. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, please see Essendant’s statements and reports on Forms 10-K, 10-Q and 8-K and Schedule 14D-9 filed with or furnished to the SEC and other written statements made by Essendant from time to time. The forward-looking information herein is given as of this date only and is qualified in its entirety by this cautionary statement, and Essendant undertakes no obligation to revise or update it.

Additional Information

This letter does not constitute an offer to buy or a solicitation of an offer to sell any securities. On September 24, 2018, Staples, Egg Parent Inc. and Egg Merger Sub Inc. filed with the SEC a Tender Offer Statement on Schedule TO with respect to the tender offer, and Essendant filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER TENDER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Investors and stockholders may obtain the Schedule TO, the Schedule 14D-9 and other relevant documents filed with the SEC free of charge from the SEC’s website at www.sec.gov. The documents filed by Essendant with the SEC may also be obtained free of charge at Essendant’s website at www.essendant.com or by contacting Essendant’s Investor Relations Department at (847) 627-2900.

January 15, 2019

Mr. Ric Phillips

One Parkway North Blvd

Deerfield, IL 60015

(847) 627-7000

Dear Ric,

I wanted to take a moment to reach out and share my sentiments regarding Staples impending acquisition of Essendant. While the regulatory review process is taking longer than anticipated due to the current government shutdown, my excitement at the prospect of this partnership is unwavering.

I remain confident that the capabilities that Essendant currently brings to its customers will be significantly enhanced as a result of this transaction. Staples remains committed to supporting Essendant to provide its customers with improved cost of goods, expanded product assortment, enhanced digital capabilities and a world class supply chain. We also will ensure that Essendant’s customers will continue to have access to Essendant’s private brands. These transformative benefits will be delivered while honoring our promise to ensure confidentiality of Essendant’s customer data through an externally monitored firewall.

I remain confident that we are well-positioned to close our transaction early in Q1, and I look forward to the companies working together to provide Essendant’s customers the enhanced capabilities to compete in the marketplace and grow their businesses.

Sincerely,

Sandy Douglas

Chief Executive Officer, Staples

Staples, Inc.

500 Staples Drive

Framingham, MA 01702

staples.com